EXHIBIT 99.1

21st Century Holding Company Reports 2010 Fourth Quarter and Full Year Results

LAUDERDALE LAKES, Fla., March 24, 2011 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC), today reported results for the quarter and year ended December 31, 2010 (see tables).

For the three months ended December 31, 2010, the Company reported a net loss of $3.5 million or $0.43 per share on 7.9 million average undiluted and diluted shares outstanding, as compared to a net loss of $7.4 million, or $0.93 per share on 8.0 million average undiluted and diluted shares outstanding in the same three month period last year.

For the twelve months ended December 31, 2010, the Company reported a net loss of $8.0 million or $1.01 per share on 7.9 million average undiluted and diluted shares outstanding, as compared to a net loss of $10.3 million, or $1.29 per share on 8.0 million average undiluted and diluted shares outstanding in the same twelve month period last year.

Gross premiums written decreased $5.3 million, or 18.1%, to $24.1 million for the three months ended December 31, 2010, as compared with $29.4 million for the three months ended December 31, 2009. Gross premiums written decreased $8.0 million, or 7.6%, to $96.4 million for the twelve months ended December 31, 2010, as compared with $104.4 million for the twelve months ended December 31, 2009.

Net premiums earned increased $1.2 million, or 12.0%, to $11.5 million for the three months ended December 31, 2010, as compared to $10.3 million for the same three month period last year. Net premiums earned decreased $2.9 million, or 6.1%, to $45.1 million for the twelve months ended December 31, 2010, as compared to $48.0 million for the same twelve month period last year.

Total revenues increased $1.4 million, or 11.2%, to $14.3 million for the three months ended December 31, 2010, as compared to $12.9 million for the same three month period last year. Total revenues increased $1.7 million, or 3.0%, to $60.6 million for the twelve months ended December 31, 2010, as compared to $58.9 million for the same twelve month period last year.

Michael H. Braun, the Company's Chief Executive Officer and President, said, "Fourth quarter results were significantly affected by our decision to take a more conservative approach to our reserves. After an annual in-depth review, we took a $2.4 million charge in the fourth quarter to bolster our reserves.

"Total revenues were strong during the fourth quarter, as we continue to see the results of our disciplined approach to underwriting and the rate increases of the past eighteen months take effect. As such, the Company will have increased opportunities to grow revenue by writing more profitable business and diversify its risk concentration as the rate environment continues to improve.

Mr. Braun continued, "Our outlook is further strengthened by several recent developments. On January 26, 2011, the Company's two wholly owned insurance company subsidiaries, Federated National Insurance Company and American Vehicle Insurance Company, merged, with the resulting combined entity now operating under the name Federated National Insurance Company. As part of the merger, the Company agreed with the Florida Office of Insurance Regulation (OIR) to, among other things, distribute our book of business throughout the entire state versus our current concentration in South Florida. Federated National is now better capitalized, which should provide increased flexibility and more favorable terms on the Company's upcoming reinsurance treaties. The newly combined Company also benefits from greater overall stability, and has a more efficient operating model with a lower cost structure that will enable the Company to utilize its capital more efficiently. Additional benefits of the merger include a reduction of redundant regulatory, filing and administrative expenses. As a result of this merger and other cost reduction efforts, we have recently reduced annual operating expenses by approximately $800,000, or approximately 7% of consolidated operating expenses.

"The Company also received approval from the OIR on February 16, 2011 for an approximate 20.2% statewide rate increase on its voluntary homeowner's insurance program, effective March 23, 2011 for new business and April 14, 2011 for renewals.

"Taking all of these factors together, we believe our overall performance in 2011 should significantly improve," Mr. Braun concluded.

The Company will hold an investor conference call at 4:30 PM (ET) today, March 24, 2011. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. The Company invites interested parties to participate in the conference call. A live webcast of the call will be available online at http://www.21stcenturyholding.com (in the Conference Calls section). Listeners interested in participating in the Q&A session can access the conference call by dialing toll free 866-501-5542. Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile and inland marine insurance in the state of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Georgia, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs of reinsurance and the collectability or reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 26, 2010, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2010	2009	2010	2009
Revenue:
Gross premiums written	$ 24,092,529	$ 29,429,441	$ 96,409,584	$ 104,378,812
Gross premiums ceded	(1,611,114)	503,175	(52,963,164)	(56,217,206)

Net premiums written	22,481,415	29,932,616	43,446,420	48,161,606

(Decrease) Increase in prepaid reinsurance premiums	(11,662,834)	(14,372,022)	(2,107,808)	10,163,202
Decrease (Increase) in unearned premiums	713,362	(5,265,489)	3,721,321	(10,349,253)
Net change in prepaid reinsurance premiums and unearned premiums	(10,949,472)	(19,637,511)	1,613,513	(186,051)

Net premiums earned	11,531,943	10,295,105	45,059,933	47,975,555
Commission income	44,494	623,564	1,387,607	1,361,744
Finance revenue	109,491	58,018	395,054	293,919
Managing general agent fees	365,933	403,925	1,608,768	1,620,404
Net investment income	855,157	1,008,478	3,725,931	3,397,105
Net realized investment gains	1,088,139	35,106	6,776,604	1,117,445
Regulatory assessments recovered	175,417	303,169	857,153	2,332,579
Other income	139,141	141,213	792,266	755,255

Total revenue	14,309,715	12,868,578	60,603,316	58,854,006

Expenses:
Loss and loss adjustment expenses	12,158,564	14,739,835	40,088,091	43,705,820
Operating and underwriting expenses	2,562,642	2,722,654	10,834,050	9,681,271
Salaries and wages	2,217,208	2,163,448	8,611,286	7,929,822
Policy acquisition costs, net of amortization	2,617,635	4,270,122	13,025,387	13,746,782

Total expenses	19,556,049	23,896,059	72,558,814	75,063,695

Loss before provision for income tax benefit	(5,246,334)	(11,027,481)	(11,955,498)	(16,209,689)
Provision for income tax benefit	(1,794,478)	(3,645,117)	(3,959,724)	(5,921,152)
Net loss	$ (3,451,856)	$ (7,382,364)	$ (7,995,774)	$ (10,288,537)
Basic net loss per share	$ (0.43)	$ (0.93)	$ (1.01)	$ (1.29)
Fully diluted net loss per share	$ (0.43)	$ (0.93)	$ (1.01)	$ (1.29)

Weighted average number of common shares outstanding	7,946,384	7,968,245	7,946,384	8,002,365

Weighted average number of common shares outstanding (assuming dilution)	7,946,384	7,968,245	7,946,384	8,002,365

Dividends paid per share	$ --	$ 0.06	$ 0.06	$ 0.36

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	12/31/10	12/31/09
Total Cash and Investments	$138,691,834	$142,416,020
Total Assets	$184,049,393	$202,889,375
Unpaid Loss and Loss Adjustment Expense	$66,529,156	$70,610,480
Total Liabilities	$126,118,570	$135,447,779
Total Shareholders' Equity	$57,930,823	$67,441,596
Common Stock Outstanding	7,946,384	7,953,384
Book Value Per Share	$7.29	$8.48

Premium Breakout
	3 Months Ended		12 Months Ended
Line of Business	12/31/10	12/31/09	12/31/10	12/31/09
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$20,680	$25,201	$76,844	$84,705
Commercial General Liability	2,080	2,789	11,894	15,279
Other	1,333	1,439	7,672	4,395

Gross Written Premiums	$24,093	$29,429	$96,410	$104,379

Loss Ratios
	3 Months Ended		12 Months Ended
Line of Business	12/31/10	12/31/09	12/31/10	12/31/09
Homeowners'	107.9%	121.8%	97.8%	90.7%
Commercial General Liability	113.1%	181.7%	69.1%	92.0%
Other	59.7%	8.1%	92.8%	1.4%
All Lines	105.4%	143.2%	89.0%	91.1%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT: Peter J. Prygelski, CFO
         21st Century Holding Company
         (954) 308-1252 or (954) 581-9993